EXHIBIT 5.1

Frederick M. Lehrer, P.A.

2108 Emil Jahna Road

Clermont, Florida 37411

(561) 706-7646

flehrer@securitiesattorney1.com

July 25, 2023

Zerify, Inc.

1090 King Georges Post Road, Suite 603

Edison, NJ 08837

Re: Form S-1 for Zerify, Inc.

Ladies and Gentlemen:

The Law Office of Frederick M. Lehrer, P.A. has acted as securities counsel for Zerify, Inc., a Wyoming corporation (the “Company”) for the limited purpose of rendering this opinion in connection with the registration (pursuant to the Registration Statement) of up to 990,444,446 shares of common stock of the Company (the “Registered Shares”) issuable upon exercise of a common stock purchase warrants granted to the Selling Shareholders by the Company.to be offered for sale by the Selling Shareholders under the Securities Act of 1933.

For the purpose of rendering my opinion herein, I have reviewed: (i) the revised statutes of the State of Wyoming to the extent I deem relevant to the matters opined upon herein; (ii) copies of the Company’s Articles of Incorporation and amendments thereto; (iii) the Company’s Bylaws, as currently in effect as of the date hereof; (iv) selected proceedings of the Company’s Board of Directors and certificates of the Company’s officers; and (v) such other documents as I have deemed necessary and relevant to the matter opined upon herein. My review has also included the form of prospectus for the issuance of such securities (the "Prospectus") filed with the Registration Statement.

I have assumed the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed, and photocopied, including the quoted, extracted, excerpted, and reprocessed text of such documents. I have not been engaged to examine, nor have I examined, the Registration Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form S-1, and I express no opinion with respect thereto.

My opinion is limited to matters of the Wyoming Statutes and I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than the State of Wyoming, as specified herein.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Registered Shares being offered pursuant to the Registration Statement will be, when issued and in the manner described in the Registration Statement, validly issued, fully paid and non-assessable Shares.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. I hereby consent to the use of my opinion as herein set forth as an exhibit to the Registration Statement and to the use of my name under the caption “INTERESTS OF NAMED EXPERTS AND COUNSEL” in the Prospectus forming a part of the Registration Statement. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Sincerely, Frederick M. Lehrer, P. A.
By:	/s/ Frederick M. Lehrer, Esq.
Frederick M. Lehrer, Esq.